SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-A/A
Amendment No. 3

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

NET PERCEPTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1844584
(State of incorporation or organization)	(I.R.S Employer Identification No.)

One Landmark Square, 22nd Floor, Stamford Connecticut	06901
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ❑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this Form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Rights to Purchase Series A Junior Preferred Stock

Net Perceptions, Inc. (the “Company”) hereby supplements certain information in Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2001, as amended by Amendment No. 1 thereto filed with the Commission on December 24, 2003 and Amendment No. 2 thereto filed with the Commission on April 22, 2004.

Item 1.	Description of Registrants Securities to be Registered.

On September 22, 2006, the Company and Wells Fargo Bank, N.A. (the “Rights Agent”) entered into Amendment No. 3 (the “Third Amendment”) to the Rights Agreement between the Company and the Rights Agent dated June 1, 2001, as amended by Amendments No. 1 and 2 dated as of December 22, 2003 and April 21, 2004 (the “Rights Agreement”). The Third Amendment permits the execution of the Equity Compensation Agreement (the “Compensation Agreement”) between the Company and Kanders & Company, Inc., and the performance and consummation of the transactions contemplated by the Compensation Agreement, without triggering the provisions of the Rights Agreement.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on September , 2006, and incorporated herein by reference.

Item 2.	Exhibit.

1
 Rights Agreement, dated as of June 1, 2001, between Net Perceptions, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent, including the form of the Certificate of Designation, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.0001 per share, as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as such term is defined in the Rights Agreement) (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed June 6, 2001).

2
Amendment No. 1 to Rights Agreement, dated December 22, 2003, between Net Perceptions, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 2 to Amendment No. 1 to the Registrant's Registration Statement on Form 8-A/A filed December 24, 2003).

3
Amendment No. 2 to Rights Agreement, dated April 21, 2004, between Net Perceptions, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 3 to Amendment No. 2 to the Registrant's Registration Statement on Form 8-A/A filed April 22, 2004).

4
Amendment No. 3 to Rights Agreement, dated September 22, 2006, between Net Perceptions, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 28, 2006).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NET PERCEPTIONS, INC.

Date: September 28, 2006	By:	/s/ Nigel P. Ekern
Nigel P. Ekern,
Chief Administrative Officer